Exhibit 99.1

The ONE Group Reports Preliminary Fourth Quarter and Full Year 2025 Sales Results

Participating in the 28th Annual ICR Conference and Hosting a Fireside Chat at 10:30 AM ET Tomorrow

Denver, CO - (BUSINESS WIRE) - January 12, 2026 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported preliminary sales results for the fourth quarter and full year ended December 28, 2025, and announced its participation at the 28th Annual ICR Conference.

Preliminary Sales Results for the Fourth Quarter and Full Year 2025

Our expectations with respect to our sales results for the fourth quarter and full year 2025 discussed below are based upon management estimates for the respective periods. Our expectations are subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the review of our consolidated financial statements for the fourth quarter and full year 2025. Following the completion of our financial closing process and the review of our consolidated financial statements, we may report sales results for the fourth quarter and full year 2025 that could differ from our expectations, and the differences could be material.

The expectations set forth below have been prepared by, and are the responsibility of, our management. Deloitte & Touche, LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates. Accordingly, Deloitte & Touche, LLP, does not express an opinion or any other form of assurance with respect thereto.

Preliminary total GAAP revenues for the full year 2025 are expected to be approximately $805 million, a 20% increase from the prior year’s $673 million. This growth was primarily driven by the acquisition of Benihana in May 2024. Comparable sales* are expected to decrease by approximately 3.7%.

Preliminary total GAAP revenues for the fourth quarter of 2025 are expected to be approximately $207 million, a 6.8% decrease from $222 million in the same quarter of 2024. This decline was primarily driven by RA Sushi and Kona Grill closures as part of the portfolio optimization and the change in the Company’s fiscal year. The Grill closures are expected to reduce total GAAP revenues by approximately 2.4%, representing 35% of the expected total GAAP revenue decline.

Effective January 1, 2025, the Company adopted a new fiscal calendar structure using four 13-week quarters, with a 53rd week added when necessary. The 2025 fiscal year ran from January 1, 2025, to December 28, 2025.

This fiscal calendar change created timing differences that impacted quarterly comparisons: the fourth quarter of 2025 had 91 days versus 92 days in the fourth quarter of 2024. Additionally, the

New Year’s Eve holiday shifted from fiscal 2025 to fiscal 2026. The exclusion of New Year’s Eve in the current year impacted total GAAP revenues by approximately 2.5%, representing 37% of the expected total GAAP revenue decline. Fourth quarter comparable sales are expected to decrease by approximately 1.8%.

Preliminary sales highlights for the fourth quarter of 2025 compared to the same quarter in 2024 are as follows:

●	STK is expected to report positive comparable sales for the quarter of approximately 0.3%, representing the first quarter of positive comparable sales for the brand since 2023;
●	Benihana is expected to report flat comparable sales for the quarter;
●	Sequential improvement in consolidated comparable sales* of approximately 4 points from the third quarter driven by all brands during the quarter; and
●	First conversion of a RA Sushi to an STK in Scottsdale, Arizona is off to a strong start. In addition, in January 2026, the Company temporarily closed five Grills as part of the process to convert to future Benihana and STK restaurants.

“We were pleased to see sequential improvement in our comparable sales at all brands, with STK expected to end the quarter positive and Benihana essentially flat. We are seeing this momentum continue into the new year. We attribute this success to a robust holiday season and the strength of our operations initiatives. Headwinds continue to be strong, which we expect to result in lower-than-anticipated sales during the fourth quarter,” said Emanuel “Manny” Hilario, President and Chief Executive Officer of The ONE Group. “With challenges still impacting the industry, we attribute our traction to execution-driven initiatives within our direct control, including our targeted investments in reservation technology, streamlined operational flow, and comprehensive training initiatives. These efforts enabled us to capture even greater demand during our busiest periods by optimizing Benihana table efficiency while delivering exceptional and unforgettable experiences to our guests.”

“Looking to the new year, our number one priority is to conserve cash with the intent of optimizing our balance sheet. From a development perspective, we are focused on the RA Sushi and Kona Grill conversions to STK and Benihana restaurants and pursuing other asset-light opportunities to drive shareholder value. The recent signing of our Benihana development agreement is a game-changer, demonstrating the strong demand for our iconic brand. Additionally, our successful STK and Benihana openings and conversions, renewal of existing franchise agreements, and expanding presence in professional sports and entertainment stadiums further validate our disciplined approach to capital-efficient growth. We believe our future is bright, and we are well-equipped to capture the significant opportunities ahead of us.”

*Comparable sales, a non-GAAP financial measure, represent total U.S. food and beverage sales at owned and managed units opened for at least a full 24-months. This measure includes total revenue from our owned and managed locations. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions and new restaurant openings.

2025 Restaurant Development

The following restaurants were opened in 2025:

●	Franchised Benihana Express restaurant in Miami, Florida (June)
●	Licensed Benihana concession at UBS Arena in Elmont, New York (December)
●	Owned Benihana restaurant in San Mateo, California (March)
●	Owned STK restaurant in Topanga, California (April)
●	Owned STK restaurant in Los Angeles, California (May – relocation of our existing STK Westwood restaurant)
●	Owned STK restaurant in Scottsdale, Arizona (October – conversion of a former RA Sushi restaurant)
●	Owned STK restaurant in Oak Brook, Illinois (December)

Significant Asset-Light Expansion Planned for the Greater San Francisco Bay Area and Professional Sports and Entertainment Stadiums

In December 2025, The ONE Group announced that it entered into its largest asset-light development agreement in the Company’s history, securing development rights for a total of ten restaurants, either Benihana or Benihana Express locations, throughout the Greater San Francisco Bay Area with an experienced operator. This significantly accelerates its West Coast expansion while maintaining the Company’s focus on capital-efficient growth.

The ONE Group also strengthened its presence in high-traffic, professional sports and entertainment stadiums, demonstrating its ability to adapt its premium dining concepts to diverse formats. These partnerships are expected to generate high-margin royalty streams and create millions of fan impressions annually.

The Company renewed a three-year concession agreement at the Mortgage Matchup Center in Phoenix, Arizona, home of the Phoenix Suns (NBA) and Phoenix Mercury (WNBA). The venue currently has a Benihana concession, and the new agreement also provides for STK-branded products to be offered.

The Company also secured a new three-year Benihana concession at UBS Arena in Elmont, New York, home of the New York Islanders (NHL), expanding its reach in the New York metropolitan area. The UBS Arena concession complements the existing Benihana concession at Yankee Stadium.

Capital-Efficient Growth Strategy Planned for 2026

The ONE Group will prioritize capital-efficient growth in 2026, with a goal to significantly reduce discretionary capital expenditures.

New restaurant Company-owned development will be focused on locations requiring $1.5 million or less to open. The Company will also work through its existing pipeline of approximately twelve leases rather than sign new lease agreements, which we believe will strengthen its balance sheet while enhancing financial flexibility.

The ONE Group has identified up to nine additional Kona Grill and RA Sushi locations for conversion to either Benihana or STK formats through the end of 2026. These conversions are expected to require approximately $1 million in capital investment per restaurant and are anticipated to be accretive to EBITDA.

Conference Participation

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Nicole Thaung, Chief Financial Officer, will host a fireside chat at the 28th Annual ICR Conference at 10:30 am Eastern Time on January 13, 2026, and meet with institutional investors in-person on January 12-13, 2026.

The webcast of the fireside chat can be accessed from the Investor Relations tab of the Company’s website at www.togrp.com under “News / Events.”

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is an international restaurant company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.
●	Benihana, an interactive dining destination with highly skilled chefs preparing food right in front of guests and served in an energetic atmosphere alongside fresh sushi and innovative cocktails. The Company franchises Benihanas in the U.S., Caribbean, Central America, and South America.
●	Benihana Express, a small footprint casual concept showcasing the best of Benihana but without teppanyaki tables or bar.
●	Kona Grill, a polished casual, bar-centric grill concept with restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	RA Sushi, a Japanese cuisine concept that offers a fun-filled, bar-forward, upbeat, and vibrant dining atmosphere with restaurants in the U.S. anchored by creative sushi, inventive drinks, and outstanding service.
●	Salt Water Social is your gateway to the seven seas, featuring an array of signature and unique fresh seafood items, complemented by the highest quality beef dishes and elegant, delicious cocktails.
●	Samurai, an interactive dining experience located in sunny Miami, FL, provides a distinctive dining experience where skilled personal chefs masterfully perform the ancient art of teppanyaki right before your eyes.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including with respect to 2025 results, restaurant openings, and performance trends. Forward-looking statements may be identified by the use of words such as “target,” “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (2) changes in applicable laws or regulations; (3) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors, including economic downturns; (4) the impact of actual and potential changes in immigration policies, including potential labor shortages; (5) the potential impact of the imposition of tariffs, including increases in food prices and inflation and any resulting negative impacts on the macro-economic environment; and (6) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures

The following table presents the elements of the quarterly and annual Comparable Sales measure: for 2025:

2025 vs. 2024
	Q1 Actual	Q2 Actual	Q3 Actual	Q4 Preliminary	Full Year Preliminary
US STK Total Restaurants	(3.6)%	(6.0)%	(5.8)%	0.3%	(3.7)%
Benihana Owned Restaurants	0.7%	0.4%	(4.0)%	(0.4)%	(0.8)%
Grill Concepts Owned Restaurants	(13.7)%	(14.6)%	(11.8)%	(9.4)%	(12.5)%
Combined Comparable Sales	(3.2)%	(4.1)%	(5.9)%	(1.8)%	(3.7)%

Benihana comprises approximately 58% of revenue, STK comprises 25% of revenue and Grill Concepts comprise approximately 17% of revenue.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

Michelle.Michalski@icrinc.com

Media:

ICR

Judy Lee

(646) 277-1242

judy.lee@icrinc.com